Exhibit 99.2

McDonald’s Corporation

Supplemental Information

Quarter and Six Months Ended June 30, 2012

Impact of Foreign Currency Translation	1

Net Income and Diluted Earnings per Share	1

Revenues	2

Restaurant Margins	6

Selling, General & Administrative Expenses	7

Other Operating (Income) Expense, Net	7

Operating Income	8

Interest Expense	8

Nonoperating (Income) Expense, Net	9

Income Taxes	9

Outlook	9

Restaurant Information	11

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements	13

SUPPLEMENTAL INFORMATION

The purpose of this exhibit is to provide additional information related to the results of McDonald’s Corporation for the quarter and six months ended June 30, 2012, hereafter referred to as the “quarter” and “year”. This exhibit should be read in conjunction with Exhibit 99.1.

Impact of Foreign Currency Translation

While changes in foreign currency exchange rates affect reported results, McDonald’s mitigates exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows, and purchasing goods and services in local currencies. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.

IMPACT OF FOREIGN CURRENCY TRANSLATION

Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended June 30,	2012	2011	2012
Revenues	$6,915.9	$6,905.4	$(333.3)
Company-operated margins	849.7	890.6	(45.9)
Franchised margins	1,866.2	1,835.0	(82.6)
Selling, general & administrative expenses	617.3	588.0	18.8
Operating income	2,155.0	2,189.1	(110.5)
Net income	1,347.0	1,410.2	(78.1)
Earnings per share-diluted	1.32	1.35	(0.07)

			Currency Translation Benefit/ (Cost)

Six Months Ended June 30,	2012	2011	2012
Revenues	$13,462.5	$13,017.0	$(407.9)
Company-operated margins	1,627.5	1,626.6	(54.7)
Franchised margins	3,605.9	3,439.6	(101.7)
Selling, general & administrative expenses	1,209.8	1,151.6	23.3
Operating income	4,119.6	4,015.0	(133.2)
Net income	2,613.7	2,619.2	(93.6)
Earnings per share-diluted	2.54	2.49	(0.10)

Foreign currency translation had a negative impact on consolidated operating results for the quarter and year primarily due to the weakening of the Euro, along with most other currencies.

Net Income and Diluted Earnings per Share

For the quarter, net income decreased 4% (increased 1% in constant currencies) to $1,347.0 million and diluted earnings per share decreased 2% (increased 3% in constant currencies) to $1.32. Foreign currency translation had a negative impact of $0.07 per share on diluted earnings per share.

For the year, net income was relatively flat (increased 3% in constant currencies) at $2,613.7 million and diluted earnings per share increased 2% (6% in constant currencies) to $2.54. Foreign currency translation had a negative impact of $0.10 per share on diluted earnings per share.

For the quarter and year, net income and diluted earnings per share growth in constant currencies were positively impacted by franchised margin dollars and a decrease in diluted weighted average shares outstanding, partly offset by a higher effective income tax rate and higher selling, general and administrative expenses.

During the quarter, the Company repurchased 9.4 million shares of its stock for $856.2 million, bringing total repurchases for the year to 17.5 million shares or $1.7 billion, and paid a quarterly dividend of $0.70 per share or $709.3 million, bringing the total dividends paid for the year to $1.4 billion.

Revenues

Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.

REVENUES

Dollars in millions

Quarters Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,152.4	$1,126.7	2	2
Europe	1,994.6	2,048.4	(3)	7
APMEA*	1,302.4	1,274.7	2	4
Other Countries & Corporate**	224.1	247.6	(10)	(6)
Total	$4,673.5	$4,697.4	(1)	4

Franchised revenues
U.S.	$1,089.9	$1,042.0	5	5
Europe	746.6	774.1	(4)	7
APMEA*	245.5	235.0	4	8
Other Countries & Corporate**	160.4	156.9	2	10
Total	$2,242.4	$2,208.0	2	6

Total revenues
U.S.	$2,242.3	$2,168.7	3	3
Europe	2,741.2	2,822.5	(3)	7
APMEA*	1,547.9	1,509.7	3	4
Other Countries & Corporate**	384.5	404.5	(5)	0
Total	$6,915.9	$6,905.4	0	5

Six Months Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$2,242.0	$2,131.3	5	5
Europe	3,829.2	3,807.0	1	8
APMEA*	2,608.9	2,455.7	6	6
Other Countries & Corporate**	425.6	456.1	(7)	(4)
Total	$9,105.7	$8,850.1	3	6

Franchised revenues
U.S.	$2,102.6	$1,963.2	7	7
Europe	1,447.5	1,455.5	(1)	7
APMEA*	495.6	454.5	9	9
Other Countries & Corporate**	311.1	293.7	6	11
Total	$4,356.8	$4,166.9	5	8

Total revenues
U.S.	$4,344.6	$4,094.5	6	6
Europe	5,276.7	5,262.5	0	8
APMEA*	3,104.5	2,910.2	7	6
Other Countries & Corporate**	736.7	749.8	(2)	2
Total	$13,462.5	$13,017.0	3	7

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•	Consolidated: Revenues were flat (increased 5% in constant currencies) for the quarter and increased 3% (7% in constant currencies) for the year. The constant currency growth was driven primarily by positive comparable sales as well as expansion.

•	U.S.: Revenues increased for the quarter and year due to positive comparable sales driven by the strength of everyday value offerings, menu variety, convenience, and the enhanced customer experience due to reimaged restaurants. Comparable sales performance for the quarter also benefited from the ongoing popularity of McDonald’s classic core favorites and new additions to the McCafé beverage line-up, despite broad competitive activity.

•	Europe: The constant currency increases in revenues for the quarter and year were primarily driven by strong comparable sales in Russia (which is entirely Company-operated) and the U.K., as well as expansion in Russia. France and Germany also contributed to the increase in revenues.

•	APMEA: The constant currency increases in revenues for the quarter and year were primarily driven by comparable sales increases in Australia, China and most other markets, as well as expansion in China.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix.

COMPARABLE SALES

	% Increase
	Months Ended June 30,*		Quarters Ended June 30,		Six Months Ended June 30, **

	2012	2011	2012	2011	2012	2011
U.S.	2.9	6.9	3.6	4.5	6.1	3.7
Europe	5.1	9.1	3.8	5.9	4.4	5.8
APMEA	3.5	4.8	0.9	5.2	3.2	4.2
Other Countries & Corporate	10.0	12.6	9.1	10.3	10.2	9.1
Total	4.4	7.7	3.7	5.6	5.4	4.9

*	The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from 1.0 to 2.9 in June 2012. In addition, the timing of holidays can impact comparable sales.

**	On a consolidated basis, comparable guest counts (the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed) increased 3.0% and 3.8% for the six months ended June 30, 2012 and 2011, respectively.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

SYSTEMWIDE SALES

	Month Ended June 30, 2012		Quarter Ended June 30, 2012		Six Months Ended June 30, 2012
	% Inc/ (Dec)	% Inc Excluding Currency Translation	% Inc/ (Dec)	% Inc Excluding Currency Translation	% Inc	% Inc Excluding Currency Translation
U.S.	4	4	4	4	7	7
Europe	(5)	8	(4)	7	0	7
APMEA	5	8	3	5	8	8
Other Countries & Corporate	1	12	2	11	6	13
Total	1	7	2	6	5	8

FRANCHISED SALES

Dollars in millions

Quarters Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$7,920.1	$7,564.2	5	5
Europe	4,240.7	4,417.8	(4)	6
APMEA	3,203.5	3,079.8	4	6
Other Countries & Corporate	1,955.4	1,891.1	3	14
Total*	$17,319.7	$16,952.9	2	6

Six Months Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc Excluding Currency Translation
U.S.	$15,297.6	$14,278.8	7	7
Europe	8,226.5	8,280.9	(1)	7
APMEA	6,629.2	6,103.2	9	8
Other Countries & Corporate	3,844.5	3,577.0	7	15
Total*	$33,997.8	$32,239.9	5	8

*	Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $3,662.1 million and $3,504.6 million for the quarters 2012 and 2011, respectively, and for the year, were $7,554.0 million and $6,928.2 million, respectively. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins

FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS

Dollars in millions

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Quarters Ended June 30,	2012	2011	2012	2011	% Inc/ (Dec)
Franchised
U.S.	84.3	84.3	$918.8	$878.1	5	5
Europe	79.3	79.1	592.2	612.2	(3)	7
APMEA	88.7	88.9	217.7	208.9	4	8
Other Countries & Corporate	85.7	86.5	137.5	135.8	1	9
Total	83.2	83.1	$1,866.2	$1,835.0	2	6
Company-operated
U.S.	19.8	20.7	$228.2	$233.0	(2)	(2)
Europe	19.3	19.6	384.6	400.7	(4)	6
APMEA	15.3	17.0	198.6	216.5	(8)	(7)
Other Countries & Corporate	17.0	16.3	38.3	40.4	(5)	(1)
Total	18.2	19.0	$849.7	$890.6	(5)	1

	Percent		Amount			% Inc/ (Dec) Excluding Currency Translation
Six Months Ended June 30,	2012	2011	2012	2011	% Inc/ (Dec)
Franchised
U.S.	83.9	83.6	$1,763.2	$1,640.4	7	7
Europe	78.6	78.4	1,137.9	1,141.7	0	7
APMEA	88.6	89.1	439.3	404.8	9	9
Other Countries & Corporate	85.3	86.0	265.5	252.7	5	11
Total	82.8	82.5	$3,605.9	$3,439.6	5	8
Company-operated
U.S.	19.3	20.1	$432.9	$429.2	1	1
Europe	18.4	18.5	706.3	703.8	0	8
APMEA	16.1	17.2	419.0	423.3	(1)	(1)
Other Countries & Corporate	16.3	15.4	69.3	70.3	(1)	2
Total	17.9	18.4	$1,627.5	$1,626.6	0	3

•	Franchised: Franchised margin dollars increased $31.2 million or 2% (6% in constant currencies) for the quarter and $166.3 million or 5% (8% in constant currencies) for the year.

•	U.S.: The franchised margin percent was flat for the quarter and increased for the year primarily due to positive comparable sales, largely offset by higher depreciation related to reimaging.

•	Europe: The franchised margin percent increased for the quarter and year primarily due to positive comparable sales, partly offset by higher rent expense.

•

APMEA: While the franchised margin dollars increased for the quarter and year, the margin percent decreased primarily due to the 2012 change in classification of certain amounts from revenues to restaurant occupancy expenses in Australia. Although the change in classification results in a decrease to the franchised margin percentage, there is no impact on the reported franchised margin dollars.

•

Company-operated: Company-operated margin dollars decreased $40.9 million or 5% (increased 1% in constant currencies) for the quarter. The impact of the challenging global operating and economic environment, evolving value offerings and increased costs pressured margin growth in the quarter. Company-operated margin dollars increased $0.9 million or 0% (3% in constant currencies) for the year.

•

U.S.: The Company-operated margin percent for the quarter and year decreased as positive comparable sales were more than offset by higher food and paper costs, and to a lesser extent higher labor and occupancy costs.

•

Europe: Despite strong comparable sales in Russia and the U.K., the Company-operated margin percent decreased for the quarter and year due to higher labor and commodity costs, and to a lesser extent higher occupancy costs.

•

APMEA: The Company-operated margin percent for the quarter and year decreased as positive comparable sales were more than offset by higher labor, commodity and occupancy costs. Acceleration of new restaurant openings in China also negatively impacted the margin percent for the quarter and year. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.

CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Food & paper	34.1	33.8	34.2	33.7
Payroll & employee benefits	25.4	25.2	25.5	25.5
Occupancy & other operating expenses	22.3	22.0	22.4	22.4
Total expenses	81.8	81.0	82.1	81.6
Company-operated margins	18.2	19.0	17.9	18.4

Selling, General & Administrative Expenses

•

Selling, general & administrative expenses increased 5% (8% in constant currencies) for the quarter and 5% (7% in constant currencies) for the year primarily related to higher employee costs, the Worldwide Owner/Operator Convention in the second quarter and technology related costs.

•

For the year, selling, general & administrative expenses as a percent of revenues increased to 9.0% for 2012 compared with 8.8% for 2011, and as a percent of Systemwide sales was 2.8% for 2012 and 2011.

Other Operating (Income) Expense, Net

OTHER OPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Gains on sales of restaurant businesses	$(25.3)	$(14.7)	$(41.0)	$(26.6)
Equity in earnings of unconsolidated affiliates	(33.6)	(42.6)	(74.0)	(79.8)
Asset dispositions and other (income) expense, net	2.5	3.4	19.0	3.6
Total	$(56.4)	$(53.9)	$(96.0)	$(102.8)

•	Gains on sales of restaurant businesses for the quarter and year increased primarily due to sales of restaurants in China to developmental licensees.

•	Equity in earnings of unconsolidated affiliates decreased for the quarter primarily due to lower operating results in Japan.

•	Asset dispositions and other expense increased for the year primarily due to higher gains on unconsolidated partnership dissolutions in the U.S. in 2011.

Operating Income

OPERATING INCOME

Dollars in millions

Quarters Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
U.S.	$972.1	$952.0	2	2
Europe	807.2	833.4	(3)	8
APMEA	358.8	365.6	(2)	1
Other Countries & Corporate	16.9	38.1	(55)	(25)
Total	$2,155.0	$2,189.1	(2)	3

Six Months Ended June 30,	2012	2011	% Inc/ (Dec)	% Inc/ (Dec) Excluding Currency Translation
U.S.	$1,843.4	$1,745.0	6	6
Europe	1,506.5	1,508.7	0	8
APMEA	742.7	713.6	4	4
Other Countries & Corporate	27.0	47.7	(43)	(11)
Total	$4,119.6	$4,015.0	3	6

•	U.S.: Operating results increased for the quarter and year primarily due to higher franchised margin dollars, partly offset by lower other operating income.

•

Europe: Constant currency operating results increased for the quarter and year driven by higher restaurant margin dollars, primarily due to stronger operating performance in Russia and the U.K. and, to a lesser extent, France and Germany.

•

APMEA: Constant currency operating results increased for the quarter and year primarily due to higher franchised margin dollars and other operating income, offset by higher selling, general and administrative expenses, mostly in China. Lower company-operated margin dollars negatively impacted constant currency operating results for both periods, although the impact was more significant in the quarter.

Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin for the year 2012 and 2011 was 30.6% and 30.8%, respectively.

Interest Expense

•	Interest expense increased 7% for the quarter and year primarily due to higher average debt balances.

Nonoperating (Income) Expense, Net

NONOPERATING (INCOME) EXPENSE, NET

Dollars in millions

	Quarters Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
Interest income	$(6.5)	$(9.5)	$(18.0)	$(17.3)
Foreign currency and hedging activity	7.1	0.6	7.6	1.1
Other (income) expense, net	14.5	9.8	13.7	24.0
Total	$15.1	$0.9	$3.3	$7.8

Income Taxes

•	The effective income tax rate was 33.0% and 31.8% for the quarters 2012 and 2011, respectively and 32.2% and 30.4% for the years 2012 and 2011, respectively.

•	The effective income tax rate for the quarter and year 2011 reflected a nonrecurring deferred tax benefit related to certain foreign operations.

Outlook

While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company’s future results.

•

Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2 percentage points to 2012 Systemwide sales growth (in constant currencies), most of which will be due to the 872 net traditional restaurants added in 2011.

•

The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point increase in comparable sales for either the U.S. or Europe would increase annual diluted earnings per share by about 3-4 cents.

•

With about 75% of McDonald’s grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company’s commodity costs. For the full year 2012, the total basket of goods cost is expected to increase 3.5-4.5% in the U.S. and 2.5-3.5% in Europe, with less pressure expected in the second half of the year.

•

The Company expects full-year 2012 selling, general & administrative expenses to increase approximately 6% in constant currencies, driven by certain technology investments, primarily to accelerate future restaurant capabilities, and costs related to the 2012 Worldwide Owner/Operator Convention and Olympics. The Company expects the magnitude of the increase to be confined to 2012. Fluctuations will be experienced between quarters due to the timing of certain items such as the Worldwide Owner/Operator Convention in the second quarter and the Olympics in the third quarter.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2012 to increase between 4% and 6% compared with 2011.

•

A significant part of the Company’s operating income is generated outside the U.S., and about 35% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company’s operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company’s annual diluted earnings per share would change by about 24 cents.

•

The Company expects the effective income tax rate for the full-year 2012 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•

The Company does not generally provide specific guidance regarding annual sales or operating income performance expectations, but has previously disclosed a long-term average annual constant currency target of 6-7% for operating income growth. Results in a particular period may be within or outside of this range due to market conditions or other factors. Based on current results along with the heightened global economic challenges, the Company currently expects the full year 2012 constant currency operating income growth rate will be at or somewhat below the 6-7% long-term operating income growth target. Consistent with the Company’s historical practice, this information will not be updated going forward.

•

The Company expects capital expenditures for 2012 to be approximately $2.9 billion. About half of this amount will be used to open new restaurants. The Company expects to open more than 1,300 restaurants including about 450 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of about 900 restaurants. The remaining capital will be used for reinvestment in existing restaurants. Nearly half of this reinvestment will be used to reimage more than 2,400 locations worldwide, some of which will require no capital investment from the Company.

Restaurant Information

SYSTEMWIDE RESTAURANTS

At June 30,	2012	2011	Inc/ (Dec)
U.S.*	14,078	14,034	44

Europe
Germany*	1,420	1,394	26
France	1,240	1,203	37
United Kingdom	1,206	1,198	8
Italy	447	416	31
Spain	434	419	15
Russia	319	276	43
Other	2,168	2,112	56
Total Europe	7,234	7,018	216

APMEA
Japan*	3,304	3,280	24
China	1,528	1,349	179
Australia	867	840	27
Taiwan	364	350	14
Other	2,959	2,741	218
Total APMEA	9,022	8,560	462

Other Countries & Corporate
Canada*	1,410	1,435	(25)
Brazil	677	624	53
Other	1,314	1,272	42
Total Other Countries & Corporate	3,401	3,331	70

Systemwide restaurants	33,735	32,943	792

Countries	119	117	2

*	Reflected the following satellites: At June 30, 2012 – U.S. 1,020, Germany 183, Japan 883, Canada 438; At June 30, 2011 – U.S. 1,094, Germany 174, Japan 928, Canada 462.

SYSTEMWIDE RESTAURANTS BY TYPE

At June 30,	2012	2011	Inc/ (Dec)
U.S.
Conventional franchised	12,543	12,473	70
Company-operated	1,535	1,561	(26)
Total U.S.	14,078	14,034	44

Europe
Conventional franchised	5,010	4,851	159
Developmental licensed	217	204	13
Total Franchised	5,227	5,055	172
Company-operated	2,007	1,963	44
Total Europe	7,234	7,018	216

APMEA
Conventional franchised	871	812	59
Developmental licensed	1,872	1,692	180
Foreign affiliated	3,641	3,571	70
Total Franchised	6,384	6,075	309
Company-operated	2,638	2,485	153
Total APMEA	9,022	8,560	462

Other Countries & Corporate
Conventional franchised	1,156	1,143	13
Developmental licensed	1,953	1,852	101
Total Franchised	3,109	2,995	114
Company-operated	292	336	(44)
Total Other Countries & Corporate	3,401	3,331	70

Systemwide
Conventional franchised	19,580	19,279	301
Developmental licensed	4,042	3,748	294
Foreign affiliated	3,641	3,571	70
Total Franchised	27,263	26,598	665
Company-operated	6,472	6,345	127
Total Systemwide	33,735	32,943	792

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements

The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.

Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant to our customers and a brand they trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. The IEO segment of the restaurant industry, although largely mature in our major markets, is highly fragmented and competitive. The IEO segment has been contracting in many markets, including some major markets, due to unfavorable economic conditions, and this is expected to continue. Persistently high unemployment rates in many markets have also increased consumer focus on value and heightened pricing sensitivity. Combined with pressure on labor and occupancy costs and volatility in commodity prices, as well as aggressive competitive activity, these circumstances affect restaurant sales and are expected to continue to pressure margins during 2012 in all operating segments. We have the added challenge of the cultural, economic and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory and similar initiatives around the world, notably the focus on nutritional content and the production, processing and preparation of food “from field to front counter,” as well as industry marketing practices.

These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.

Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win.

The Plan to Win addresses the key drivers of our business and results—people, products, place, price and promotion. The quality of our execution depends mainly on the following:

•

Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive popular perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements or alliances with us;

•

The risks associated with our franchise business model, including whether our franchisees and developmental licensees will have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited by law or otherwise, costly to exercise or subject to litigation;

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Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and to motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve consumer perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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The success of our tiered approach to menu offerings and our ability to introduce new offerings, as well as the impact of our competitors’ actions, including in response to our menu changes, and our ability to continue robust menu development and manage the complexity of our restaurant operations;

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Whether we can complete our restaurant reimaging and rebuilding plans as and when projected and whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants, as well as sales and profitability targets;

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The costs and risks associated with our increasing reliance on information technology (e.g., point-of-sale and other in-store systems or platforms) and our plans to make additional information technology available to franchisees, including the risk that we will not realize fully the benefits of the significant investments we are making, the potential for system failures, programming errors, breaches of security involving our systems or those of third-party system operators and litigation risk involving intellectual property rights or our rights and obligations to others under related contractual arrangements;

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The success of our initiatives to support menu choice, physical activity and nutritional awareness and to address these and other matters of social responsibility in a way that communicates our values effectively and inspires trust and confidence;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our products (including their nutritional content), promotions and premiums, such as Happy Meals (collectively, our products), how we source the commodities we use, and our ability to manage the potential impact on McDonald’s of food-borne illnesses or product safety issues;

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The impact of social media and other mobile communications and applications that can be used to promote adverse perceptions of our operations or those of our suppliers, or to promote or threaten boycotts or other actions involving us or our suppliers, with significantly greater speed and scope than traditional media outlets;

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Our ability to differentiate the McDonald’s experience in a way that balances consumer value with margin levels, particularly in markets where pricing or cost pressures are significant or have been exacerbated by the current challenging economic and operating environment;

•	The impact of pricing, marketing and promotional plans on sales and margins and our ability to adjust these plans to respond quickly to changing economic and competitive conditions;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us directly or adversely affect vendors, franchisees and others that are also part of the McDonald’s System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified personnel to manage our operations and growth, particularly in certain developing markets; and

•	Our ability to leverage promotional or operating successes in individual markets into other markets in a timely and cost-effective way.

Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.

Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by persistently weak economies, high unemployment rates, inflationary pressures and volatility in financial markets. Concerns about the ongoing Eurozone sovereign debt issues continue to affect both Europe and world markets. Widespread austerity measures in Europe are expected to continue to adversely affect consumer confidence, purchasing power and spending. This environment has also adversely affected business confidence and spending, and uncertainty about the long-term investment environment could further depress capital investment and economic activity. These unfavorable conditions are expected to persist and to continue to affect sales in some of our markets or dayparts within some markets. To mitigate the impact of these conditions, we are continuing our focus on value as a driver of guest counts through menu, pricing and promotional actions. These actions have adversely affected our margin percent in some markets, which may continue. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling the continued market share gains that we have included in our plans, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, resurgent competitors and a more costly and competitive advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

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The impact on restaurant sales and margins of ongoing commodity price volatility (including gasoline, despite recent moderation in prices), and the effectiveness of pricing, hedging and other actions that we, franchisees and suppliers take to address this environment;

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The impact on our margins of labor costs given our labor-intensive business model, the long-term trend toward higher wages and social expenses in both mature and developing markets and any potential impact of union organizing efforts;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings;

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The increasing focus on workplace practices and conditions, which may drive changes in practices or in the general commercial and regulatory environment that affect perceptions of our business or our cost of doing business; and

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.

Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, especially in the United States where inconsistent standards imposed by local, state and federal authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of new, potential or changing regulation that can affect our business plans, such as those relating to product packaging, marketing and the content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The impact of nutritional, health and other scientific inquiries and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation, including taxation, in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, labor, employment and personal injury claims, franchisee litigation, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

•	Adverse results of pending or future litigation, including litigation challenging the composition of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of increased focus by U.S. and overseas governmental and non-governmental organizations on environmental sustainability matters (e.g., climate change, land use, energy and water resources, and animal health and welfare) and the increased pressure to make commitments or set targets and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken Systemwide;

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The increasing costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including regulations relating to wage and hour practices, workplace conditions, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our vendors’ operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, consumer protection and other laws, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of our information systems, and the risk of criminal penalties or civil liability to consumers, employees or franchisees whose data is alleged to have been collected or used inappropriately; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

The trading volatility and price of our common stock may be affected by many factors.

Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unfavorable global economic and extremely volatile market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can reflect market commentary (including commentary that may be unreliable or incomplete in some cases) or expectations about our business, our creditworthiness or investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.

Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.